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                                                                    EXHIBIT 99.1


For: Americold Corporation                                 Contact:  Robert Mead
                                                                  (212) 484-6701

             AMERICOLD MOVES TO IMPLEMENT RESTRUCTURING AGREEMENT
                                  __________

              Company Files Prepackaged Reorganization Plan With
                           Strong Debtholder Support
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               Reorganization Not Expected to Affect Operations
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PORTLAND, Oregon (May 9, 1995) -- Americold Corporation announced today that its restructuring plan had received overwhelming approval from both classes of debtholders entitled to vote on the plan and that it has filed the preapproved agreement as a prepackaged plan of reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Oregon.

The Company said that the primary goal of the restructuring plan is to revise the timing of debt service requirements related to $115 million in principal payments due on the Company's 11% Senior Subordinated Debentures over the next two years. The Company announced on April 14, 1995 that the plan had received the support of the Company's largest secured lender, Metropolitan Life Insurance Company, as well as the support of its primary bank, U.S. National Bank of Oregon. As previously announced, the bank has provided the Company with a commitment to extend and modify the Company's existing $27.5 million revolving credit agreement.

"This filing is a major step towards completing our financial restructuring," said Ron Dykehouse, Americold's Chairman and Chief Executive Officer. "We are pleased to have received such strong support from our debtholders and we expect the final steps in this process to be completed quickly and smoothly. As a result of this restructuring, Americold will have a more appropriate capital structure and we will be in a better position to invest in business operations and to expend our successful transportation management services segment."

The Company said that it used a prepackaged proceeding as an efficient means of implementing a restructuring and that it would not affect its operations or the Company's relationships with its employees, customers or suppliers.

Significant terms of the restructuring plan include:

. Each holder of the Company's 11% Senior Subordinated Debentures due 1997 will receive a corresponding amount of the

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     new 15% Senior Subordinated Debentures due 2007, and an amount in cash equal to the accrued but unpaid interest on the old Senior Subordinated Debentures through but excluding the effective date of the plan of reorganization. The new debentures will be immediately callable at par.

. The Company's 11.45% First Mortgage Bonds, Series A due 2002 and its 11.5% First Mortgage Bonds, Series B due 2005, will remain unaffected. As part of the restructuring plan, the Company will repurchase $10 million of the Series A Bonds due 2002 at par, and has the option to purchase, in whole or in part, additional Series A Bonds at par for a period of 18 months following the effective date.

. The investment agreement between the Company and Metropolitan Life Insurance Company has been amended, subject to confirmation, to reflect the restructuring and will, in certain cases, contain covenants which are less restrictive than those contained in the existing investment agreement.

. The Company's secured lenders (other than as relates to the investment agreement), general unsecured creditors, trade creditors (suppliers) and employees will be unaffected.

Americold previously announced preliminary results for the fiscal year ended February 28, 1995, showing an increase in total sales of 9%. The Company also said that it recorded a 50% sales increase in fiscal 1995 in transportation management services as it continues its move into the third party logistics business. EBITDA, after netting out the impact of receiving approximately $17.0 million in Kansas City fire-related insurance proceeds, increased approximately 7.5%, to $71.5 million.

The Company also stated that it is currently constructing two new facilities, with a third facility scheduled for construction beginning in June 1995. All three facilities will be operational by the end of fiscal 1996. The total warehouse space to be added by these three projects is anticipated to be in excess of ten million cubic feet, which represents growth in the Company's existing warehouse network of approximately 4.5%.

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